UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2018

Griffin Capital Essential Asset REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.    Regulation FD Disclosure
On May 7, 2018, Griffin Capital Company, LLC, the sponsor (the "Sponsor") of Griffin Capital Essential Asset REIT, Inc. (the "Registrant"), issued a press release on behalf of the Registrant, disclosing the acquisition of the Shaw property described below in Item 8.01. A copy of the press release is filed herein as Exhibit 99.1 and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
On May 3, 2018, the Registrant acquired a single-story, Class "A" industrial building totaling approximately 1,001,508 square feet situated on a 69.54-acre site located in Port Wentworth, Georgia, which is part of the Savannah Metropolitan Statistical Area (the "Property"). The Property was developed as a build-to-suit for Shaw Industries, Inc. (the "Sub-tenant") and is leased in its entirety to the Sub-tenant with a parent guarantee from Shaw Industries Group, Inc. ("Shaw"). The purchase price for the Property was $56.5 million, plus closing costs. The acquisition of the Property serves as a replacement property for an exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (a "1031 Exchange"), related to the Registrant's recent sale of DreamWorks Animation’s Headquarters and Studio Campus for $290 million. The acquisition was consummated with proceeds from the relinquished property in the 1031 Exchange. The Registrant's advisor earned approximately $1.4 million in acquisition fees in connection with the acquisition of the Property. As of the closing date, the Registrant incurred acquisition expenses of approximately $0.4 million in connection with the acquisition of the Property, approximately $0.2 million of which will be reimbursed or paid to the Registrant's advisor and approximately $0.2 million of which was paid to unaffiliated third parties.

Shaw is a wholly owned subsidiary of Berkshire Hathaway Inc. (NYSE: BRK.A) (S&P: AA), which ranked second on the 2017 Fortune 500 list. Shaw is headquartered in Dalton, Georgia with approximately 20,000 employees worldwide. The company supplies carpet, hardwood, laminate, tile, stone flooring products and synthetic turf to residential and commercial markets worldwide.

The Property serves as a critical distribution facility for Shaw as its manufacturing and distribution network is highly concentrated in the Southeast region of the United States. The Property is located in the Northport Business Park, a 247-acre industrial park strategically located one mile from I-95 and proximate to the Port of Savannah, Savannah International Airport and Norfolk Southern Rail Lines. The Registrant believes that the Property’s proximity to the Port of Savannah, which is the fastest-growing port in the United States, and other transportation infrastructure makes it a key asset for Shaw’s import of finished products. Further, the lease structure of the Property provides for significant property tax abatement for the Sub-tenant via a sale-leaseback transaction with the Savannah Economic Development Authority and subsequent sublease of the Property to Shaw. Pursuant to the lease, Shaw is required to invest $5 million into the Property by December 2018 to maintain the tax abatement. The Registrant believes the Property is a business essential facility to the Tenant's overall operations due to the operating functions performed therein, the Tenant's operating history in the Savannah market, the Tenant's long-term commitment to the area as evidenced by its 15-year lease in the Property, as well as the Property's strategic location.

The Tenant's lease, as amended, is a triple-net lease with a remaining term of approximately 15 years upon the Registrant's acquisition, expiring on March 31, 2033. The lease also includes two five-year renewal options. Griffin Capital Essential Asset Property Management, LLC will be responsible for managing the Property and will be paid a management fee in an amount of 3.0% of the gross monthly revenues collected from the Property.

The initial capitalization rate on the Property's year one income is 5.90%. The going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all revenues from the Tenant including base rental revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance, and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the Tenant will perform its obligations under the lease agreement during the first year of its lease with the Registrant.

Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits.
99.1    Press Release regarding the Property dated May 7, 2018

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: May 7, 2018	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary